Exhibit 10.1

FOURTH AMENDMENT TO

BINDING ACQUISITION LETTER OF INTENT

THIS FOURTH AMENDMENT TO BINDING ACQUISITION LETTER OF INTENT (this “Amendment”), effective as of the 30th day of December 2020 (the “Effective Date”), is made by and between Pressure BioSciences, Inc., a Massachusetts corporation (“PBIO”), and Cannaworx, Inc., a Nevada corporation (“CWX”).

WITNESSETH:

WHEREAS, PBIO and CWX entered into that certain Binding Acquisition Letter of Intent dated April 29, 2020 (the “Binding LOI”), to that certain First Amendment to Binding Acquisition Letter of Intent dated July 6, 2020 (the “First Amended LOI”), to that certain Second Amendment to Binding Letter of Intent dated October 1, 2020, and to that certain Third Amendment to Binding Letter of Intent dated November 6, 2020, pursuant to which the parties agreed to negotiate definitive documentation to enter into a merger or acquisition pursuant to which CWX will become a wholly owned subsidiary of PBIO (the “Transaction”);

WHEREAS, pursuant to the Binding Agreement provision of the Binding LOI, either party could terminate the Binding LOI if definitive documentation regarding the Transaction was not executed by June 30, 2020; and

WHEREAS, pursuant to the Exclusive Dealing provision of the Binding LOI, the exclusivity period with regards to each of PBIO and CWX being prohibited from negotiating a controlling interest transaction with any third party expired on June 30, 2020; and

WHEREAS, pursuant to the First Amended LOI, PBIO and CWX extended the June 30, 2020 deadline to July 31, 2020 with two 30-day automatic extensions (the “Second Amended LOI”).

WHEREAS, pursuant to the Second Amended LOI, PBIO and CWX extended the September 30, 2020 deadline to October 31, 2020.

WHEREAS, pursuant to the Third Amended LOI, PBIO and CWX extended the October 31, 2020 deadline to December 31, 2020.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Amendment, in the Binding LOI, in the First Amended LOI, in the Second Amended LOI, in the Third Amended LOI, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto mutually agree, and covenant as follows:

1.	Capitalized Terms. All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Binding LOI.

Fourth Amendment

CWX Binding LOI

December 30, 2020

2.	Extension of December 31, 2020 Date. The December 31, 2020 deadline (reached after the extension in the Third Amended LOI) in the Binding Agreement provisions of the Binding LOI is hereby extended to January 31, 2021, on a non-exclusive basis, as provided for in the Third Amendment, dated November 4, 2020 (the “Fourth Amended LOI”). It is acknowledged that certain capital requirements have been satisfied for CWX and CWX and Skin Science Labs, Inc., which are wholly owned subsidiaries of one entity, Availa Bio Inc. There are additional requirements needed to close a transaction with PBIO, specifically, that certain debt and liabilities as set forth on the balance sheet, be converted, paid-off or otherwise modified, and that a plan be presented to Availa Bio, Inc. as to the going forward costs and expenses of PBIO, which must be completed by PBIO, presented to Availa Bio, Inc. and approved by Availa Bio, Inc. prior to January 31, 2021.The parties understand and agree that the capital structure and asset distribution of Cannaworx Holdings, Inc. and Skin Science Labs, Inc., together with their newly formed parent Availa Bio, Inc. have changed materially since the date of the initial Binding Letter of Intent. The closing of the Transaction shall be subject to the agreement by both parties of the financial conditions of PBIO and Availa Bio, Inc. Additionally, during the extension, the parties intend to negotiate in good faith to restructure the proposed transaction to effectuate the party’s intent.

3.	Governing Law. This amendment shall be construed in accordance with the laws of the State of New York without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

4.	Severability. If any provision of this Amendment, of the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Amendment and the application of such provision to such persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extend permitted by applicable law.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

6.	Continuing Effect of Binding LOI. Except as modified by this Amendment, the Binding LOI shall continue in full force and effect in accordance with its terms. To the extent of any conflict between the terms of this Amendment and the terms of the Binding LOI, the terms of this Amendment shall control.

Signature Page to Follow

Fourth Amendment

CWX Binding LOI

December 30, 2020

IN WITNESS WHEREOF, the undersigned have executed this Amendment to effective a so the Effective Date.

Pressure BioSciences Inc.,
a Massachusetts corporation

By:
Richard T. Schumacher
President & CEO

CANNAWORX, INC.,
a Nevada corporation

By:
Name:
Title: